EXHIBIT 99.1

                         Cellegy Pharmaceuticals Reports
                         First Quarter Financial Results

South San Francisco, CA - May 6, 2004 - Cellegy  Pharmaceuticals,  Inc. (NASDAQ:
CLGY) reported today that for the first quarter ended March 31, 2004, revenues were $338,000, compared with $392,000 for the same period last year. Revenues during this year's first quarter consisted of $208,000 in Fortigel(TM)
(testosterone gel) licensing revenue from PDI, Inc. and $130,000 of Rectogesic(TM) (nitroglycerin ointment) product sales in Australia. Revenues during last year's first quarter consisted primarily of $208,000 in Fortigel licensing revenue, $117,000 in Australian Rectogesic sales and $55,000 in product sales to Gryphon, the product development division of a major specialty retailer. For the three months ended March 31, 2004, the Company had a net loss applicable to common shareholders of $3,058,000 or $0.15 per share, compared with a net loss of $3,113,000 or $0.16 per share for the same period last year.

Cellegy's cash, restricted cash and investments at March 31, 2004 were $8.6 million, compared with $11.6 million at December 31, 2003, a decline of $3.0 million in the first quarter of 2004. This was in line with management's expectations and reflects ongoing efforts to preserve cash and control spending, while continuing to focus on key clinical development and commercialization programs. Cellegy's cash use for the second and third quarters of 2004 is expected to remain at about the first quarter 2004 rate.

Additional Financial Information

Licensing revenue from PDI, Inc. ("PDI") of $208,000 in the first quarters of 2004 and 2003 reflects the quarterly amortization, over the expected commercial life of Fortigel, of the $15.0 million upfront payment received from PDI in December 2002. This amount will continue to be recorded as licensing revenue in subsequent quarters.

Operating expenses in this year's first quarter were $46,000 higher than in the same period last year. Increased professional fees, including legal and accounting fees, as well as, additional contract manufacturing site validation costs were incurred in the first quarter of this year, offset somewhat by reduced headcount and related expenses, including salaries, benefits and travel. In addition, during the first quarter of last year, Cellegy incurred a non-cash operating expense of $542,000 primarily associated with the write-off of capitalized tenant improvements at the Company's South San Francisco facility, which was subleased and modified by the tenant. Clinical expenses are expected to remain at reduced levels during the next two quarters and may increase thereafter, since we believe the FDA will require an additional Phase 3 clinical trial to support Fortigel marketing approval.

In January 2004, Cellegy entered into a Structured Secondary Offering (SSO) agreement with Kingsbridge Capital Limited which allows Cellegy to sell up to
3.74 million shares of newly issued common stock at times and in amounts selected by the Company over a period of up to two years, subject to certain restrictions including the effectiveness of a registration statement filed with the SEC last month covering the shares that may be issued under the SSO.

About Cellegy Pharmaceuticals

Cellegy Pharmaceuticals is a specialty biopharmaceutical Company engaged in the development and marketing of prescription drugs for the treatment of gastrointestinal disorders, sexual dysfunction, and the use of nitric oxide donors for the treatment of certain cancers. The Company is developing Cellegesic for the treatment of pain associated with chronic anal fissures and recently announced positive results of a Phase 3 clinical trial. Cellegy intends to file a New Drug Application in the second quarter of 2004. The Company is also developing Cellegesic for the treatment of hemorrhoids and a painful condition called dyspareunia, which prevents or inhibits sexual intercourse in more than 5 million women in the United States. There are currently no effective, non-invasive drug treatments for these conditions. Cellegy researchers are investigating several nitric oxide donor product candidates in earlier development stages.

Cellegy is also developing two transdermal testosterone gel products. The Company has previously completed two Phase 1/2 clinical trials using Tostrelle(TM) (testosterone gel) for the treatment of female sexual dysfunction
(FSD). In June 2003, Cellegy announced results of an interim analysis of an additional Phase 2 study using Tostrelle for treating FSD, which showed a favorable response rate of 71% versus a placebo response of 13%. Fortigel, a replacement therapy for male hypogonadism, was the subject of a Not Approvable letter by the FDA in July 2003. Cellegy has had several discussions and exchanges with the FDA regarding requirements for approval of Fortigel. Although there is still no definitive agreement with the FDA, we believe that the FDA will require an additional Phase 3 clinical trial.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors, completion and timing of the NDA filing of Cellegesic Phase 3 clinical trial data and the completion of trials for hemorrhoids and dyspareunia. There can be no assurance that the FDA will find the Cellegesic trial data, the statistical analysis methodology used by the Company, or other sections of the NDA acceptable. The FDA may not agree that the trial data satisfy the standards specified in the Special Protocol Assessment and may not ultimately grant marketing approval for Cellegesic. In addition, there is uncertainty relating to the timing and outcome of discussions with the FDA regarding their requirements, including additional clinical trials, for Fortigel approval.

In October 2003, Cellegy announced that it had received a communication from PDI invoking mediation procedures under the exclusive license agreement between PDI and Cellegy relating to Fortigel. After mediation was completed in December 2003, both PDI and Cellegy initiated litigation proceedings against each other. The Company believes PDI's claims are without merit. The Federal Court in New York recently decided that the cases would be consolidated in the Northern District of California and that future proceedings will be held in that jurisdiction. However, there can be no assurances regarding the outcome of litigation proceedings by Cellegy and PDI. The Company could be required to devote significant time and resources to the proceedings and an adverse outcome could have a material adverse financial impact on Cellegy.

Readers are cautioned not to place undue reliance on forward-looking statements, and we undertake no obligation to update or revise statements made herein. For more information regarding risk factors, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and other Company filings with the Securities and Exchange Commission.


For More Information:
---------------------
Phone:     (650) 616-2200
Website:   www.cellegy.com

Company Contacts:
-----------------
Richard Juelis                                     K. Michael Forrest
Vice President, Finance & CFO                      President and CEO

                          CELLEGY PHARMACEUTICALS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                (Amounts in thousands, except per share amounts)
--------------------------------------------------------------------------------

                                                    Three months ended March 31,
                                                    ----------------------------
                                                         2004          2003
                                                       --------      --------

Revenues                                               $    338      $    392
Costs and expenses:
    Cost of products sold                                    20            34

    Research and development                              2,158         2,237
    Selling, general and administrative                   1,405         1,280
                                                       --------      --------
 Total costs and expenses                                 3,583         3,551
                                                       --------      --------
       Operating loss                                    (3,245)       (3,159)
Other income (expense), net                                 187            46
                                                       --------      --------
Net loss                                               $ (3,058)     $ (3,113)
                                                       ========      ========
Basic and diluted net loss per common share            $  (0.15)     $  (0.16)
                                                       ========      ========

Weighted average common shares used in
computing basic and diluted net
loss per common share
                                                         20,087        19,852

                          CELLEGY PHARMACEUTICALS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)
--------------------------------------------------------------------------------


                                                         March 31,
                                                           2004        December
                                                        (Unaudited)    31, 2003
                                                         --------      --------

Cash, restricted cash and investments (1)                $  8,573      $ 11,564
Other assets                                                3,688         3,767
                                                         --------      --------
Total assets                                             $ 12,261      $ 15,331
                                                         ========      ========


Current liabilities                                      $  2,958      $  2,852
Deferred revenue                                           13,126        13,335
Other long-term liabilities and derivative
     instrument (2)                                         1,384           724
Shareholders' deficit                                      (5,207)       (1,580)
                                                         --------      --------
Total liabilities and shareholders' deficit              $ 12,261      $ 15,331
                                                         ========      ========

(1)   Includes restricted cash of $227,000 in both periods.
(2) $707,000 has been recorded as a derivative instrument. It reflects the estimated fair value, as of March 31, 2004, of 260,000 warrants issued to Kingsbridge Capital Limited in January 2004.


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